Exhibit 99.1

Finish Line Announces Quarterly Cash Dividend

INDIANAPOLIS, April 21, 2010—The Board of Directors of The Finish Line, Inc. (Nasdaq: FINL) today announced a quarterly cash dividend of $0.04 per share of outstanding Class A and Class B common stock. The quarterly cash dividend will be payable June 14, 2010 to shareholders of record as of May 28, 2010.

About Finish Line
The Finish Line, Inc. is a premium athletic footwear store and one of the nation’s largest mall-based specialty retailers, offering a large selection of performance and everyday sport footwear, apparel and accessories for men, women and kids. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The company operates 667 Finish Line stores in 47 states and offers online shopping at www.finishline.com.

Media Contact:	Investor Contact:
Patrick Dolan PR & Corporate Communications 317.613.6827	Ed Wilhelm Chief Financial Officer 317.613.6914